AMENDMENT AND WAIVER NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment and Waiver No. 1 (this “Amendment”) to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 6 , 2007, among DAVIS ACQUISITION SUB LLC, a Delaware limited liability company (“NHC/OP Sub”), NHC/OP, L.P., a Delaware limited partnership and the direct parent of NHC/OP Sub (“NHC/OP”), NATIONAL HEALTHCARE CORPORATION, a Delaware corporation and the ultimate parent of NHC/OP, (“Parent”), and NATIONAL HEALTH REALTY, INC., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, NHC/OP Sub, NHC/OP, Parent and Company are parties to the Merger Agreement.

WHEREAS, NHC/OP Sub, NHC/OP, Parent and Company desire to amend the Merger Agreement in the manner set forth below.

WHEREAS, NHC/OP Sub, NHC/OP and Parent desire to waive a breach of a representation in the Merger Agreement.

AGREEMENTS

In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, NHC/OP Sub, NHC/OP, Parent and Company agree as follows:

I.

AMENDMENTS

A.

Section 3.01(d)(i) of the Merger Agreement is hereby amended by deleting the words “by unanimous vote of all the directors” in the first sentence thereof and replacing them with the words “by unanimous vote of all the directors present and voting”.

B.

Section 5.04 of the Merger Agreement is hereby amended by adding the following sentence to the end of such Section:

“Notwithstanding anything in this Agreement to the contrary, the parties agree to use their commercially reasonable efforts to consummate and make effective the Merger, and the other transactions contemplated by this Agreement and the Voting Agreement, on June 29, 2007.”

C.

Section 7.01 of the Merger Agreement is hereby amended by deleting all references in such Section to “June 30, 2007” and replacing such references with “August 31, 2007”.

II.

WAIVER

A.

Each of NHC/OP Sub, NHC/OP and Parent hereby waive the breach at the time of execution of the Merger Agreement of the representation contained in Section 3.01(d)(i) (as in effect prior to the effectiveness of this Amendment) that the board of directors of the Company approved the matters set forth therein by the unanimous vote of all directors.

III.

MISCELLANEOUS

A.

All remaining provisions of the Merger Agreement remain unchanged and in full force and effect.

B.

This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

C.

This Amendment may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

DAVIS ACQUISITION SUB LLC

By: s/R. Michael Ussery
Name: R. Michael Ussery
Title: Vice President

NHC/OP, L.P.
By: NHC-Delaware, Inc., Its General Partner

By: s/R. Michael Ussery
Name: R. Michael Ussery
Title: Vice President

NATIONAL HEALTHCARE CORPORATION

By: s/R. Michael Ussery
Name: R. Michael Ussery
Title: Senior Vice President, Operations

NATIONAL HEALTH REALTY, INC.

By: s/Robert G. Adams
Name: Robert G. Adams
Title: President